MINUTES OF SPECIAL MEETING OF BOARD OF DIRECTORS

                                       OF

                               SUPREME HOSPITALITY
                              A Nevada Corporation




                                TIME AND LOCATION
A special meeting of the Board of Directors was called by President Larry W. Lang on May 1st, 2000. The meeting was called and conducted by Larry W. Lang as provided by the bylaws.

                                DIRECTORS PRESENT
Larry W. Lang, the sole Director, was present and his presence constituted a quorum of the Board of Directors.

                                  CALL TO ORDER
President Larry W. Lang called the meeting to order for the purpose of adopting a resolution.

                               RESOLUTION ADOPTED
After discussion the Board unanimously adopted the following resolution:

         RESOLVED that the President be and hereby is authorized to do the following:

          a.) To amend the company's Minutes of First Meeting of The Board of Directors of Grubstake, Inc. dated November 13, 1997 to read as follows;

               1. ADOPTION NUMBER SEVENTH. The company may offer from time to time shares in its common stock, $0.0001 par value and/or its preferred stock, $0.0001 par value in amounts, at prices and on terms to be determined by the board of directors to any number of investors required for the completion of an offering.

               2. ADOPTION NUMBER EIGHTH. All classes of the issued stock shall be subject to Rule 144 of the Securities and Exchange Commission. Furthermore there shall be no " right of first refusal" option to purchase shareholders stock by the company.

               3. ADOPTION NUMBER NINTH. The corporation shall offer any of its stock of any class which would constitute a "public offering" within the meaning of the United States Securities Act of 1933, as it may be amended from time to time.

          b). RESOLVED that the President be and hereby is authorized to register an SB-2 offering with the Securities and Exchange Commission as soon as is practicable the company's Preferred Stock under the following terms:

Offering up to 1,000,000 shares of Preferred Stock on a best effort no minimum 1,000,000 shares offering. The offering price is $6.30 per share. There is no escrow account, all moneys received from the offering will be immediately used by the company and there will be no refunds. The offering will be for a period of not more than 24 months from the effective date. Minimum number of shares for purchase is 1,000. The Preferred Shareholders shall have no voting rights.


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         There are 1,000,000  shares of Preferred  Stock issued with a par value of $0.0001 per share. No other series of Preferred Stock has been authorized or issued. The Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company without the consent of any holder of Preferred Stock.

         This is a three year convertible Preferred Stock offering. One Preferred share is convertible into three shares of the Company's common stock at any time after the first twelve months of purchase during the three year period at the option of the shareholder. The conversion is automatic on the third year record date if not converted earlier by the shareholder.

         The Preferred shares yield a 10% per annum dividend, which is paid in common shares at the market price upon conversion. The 10% annual common stock dividend is determined by multiplying the preferred share offering price ($6.30by a factor of .10 ($0.63) and dividing it by the market price per share. This will determine the number of common shares to the shareholder upon conversion.

         While any shares of Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks senior to the Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. However, the Company may increase the authorized number of shares of Preferred Stock or issue a series of Preferred Stock ranking junior to or on a parity with the Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up of the Company without the consent of any holder of Preferred Stock.

                                   ADJOURNMENT
There being no further business to come before the meeting, upon motion duly made and unanimously carried, the meeting was adjourned.


                            CERTIFICATE OF SECRETARY
I hereby certify that the foregoing minutes of the Special Meeting of the Board of Directors of Supreme Hospitality constitutes a true and correct copy of the minutes of that meeting.

         IN WITNESS HEREOF, I have hereunto subscribed my name and afixed the seal of the corporation this 1st day of May 2000.


                                          /s/ Larry W. Lang
                                          --------------------------------------
                                          Larry W. Lang, President and Secretary



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